IFP and Japan Airlines Extend Partnership

London, 31st January, 2013 – IFP, the Passenger Experience Provider™, today announced that it has extended its multi-year agreement with Japan Airlines (JAL) to provide a full suite of engaging inflight entertainment (IFE) content services.

Expanding on its long-established relationship with the airline, IFP will continue to provide a wide range of services to JAL such as local and international movies, TV programming, AVOD and additional emerging services, on the airline’s entire fleet, including its newly-launched JAL SKY SUITE 777.

Wale Adepoju, Executive Director of IFP, commented: “JAL is an important long-established airline client of ours and we’re delighted that they have renewed their trust in IFP’s commitment to delivering exceptional services and engaging content.”

Jun Kato, Executive Officer of Route Marketing for Japan Airlines, added: “Our inflight entertainment offering reflects JAL’s commitment to providing the best onboard passenger experience to our customers. We are pleased to continue working with IFP in achieving our IFE objectives by delivering refreshingly unique offerings to passengers.”

About Japan Airlines

Japan Airlines (JAL), (http://www.jal.co.jp/en/) founded in 1951 and becoming Japan’ first international airline, is a member of the oneworld® alliance and has an international network reaching more than 221 airports in 40 countries and regions together with its codeshare partners, while domestically covering over 50 airports throughout Japan. JAL’s modern fleet of 215 aircraft comprise Boeing 737s, 767s, 777s, 787s, Embraer 170 and other regional jets. The JAL Mileage Bank (JMB) has reached over 25 million members worldwide today and is Japan's biggest frequent flyer program. Awarded the most punctual major global airline in 2009 and 2010, JAL is committed to providing customers the highest levels of flight safety and supreme quality in every aspect of its service, aiming to become its customers’ most favored airline in the world.

About IFP

We are IFP. The Passenger Experience Provider™

We create inspiring solutions that take inflight entertainment beyond the onboard experience – engaging passengers before, during and after their flight with innovative interfaces, apps and content.

We offer an integrated, end-to-end service, covering all aspects of the passenger entertainment experience. We acquire captivating movies, TV and audio content and create engaging user experiences through imaginative GUIs, apps, websites and print publications. We have the technical capabilities to work with all aircraft and onboard systems and tailor our solutions to each individual airline, their systems, destinations, passenger demographic and budget.

We have been at the forefront of the inflight entertainment industry for more than 30 years, providing relevant and innovative services to airlines. We have offices in four continents where our multilingual employees support international airlines and license content from all over the world.

Inflight Productions Ltd is a subsidiary of Advanced Inflight Alliance AG

For more information please contact us at info@weareifp.com or call us on +44 (0) 20 7400 0700